Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Pricing Supplement No. 103
dated August 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – August 25, 2006
Bear Market PLUS due March 5, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Value of the of the S&P 500® Index

Aggregate Principal Amount	:	$236,500,000

Original Issue Price	:	$1,000 per Bear Market PLUS

Pricing Date	:	August 25, 2006

Original Issue Date (Settlement Date)	:	August 30, 2006

Leverage Factor	:	300%

Payment at Maturity	:	If the Final Average Index Value is less than the Initial Index Value, the lesser of (i) the Original Issue Price plus the Enhanced Downside Payment and (ii) the Maximum Payment at Maturity

If the Final Average Index Value is greater than or equal to the Initial Index Value and less than or equal to 107% of the Initial Index Value, $1,000 per Bear Market PLUS

If the Final Average Index Value is greater than 107% of the Initial Index Value, the greater of (i) the Original Issue Price minus the Upside Reduction Amount and (ii) the Minimum Payment at Maturity

Maximum Payment at Maturity	:	$1,750 per Bear Market PLUS

Minimum Payment at Maturity	:	$0 per Bear Market PLUS

Enhanced Downside Payment	:

Upside Reduction Amount	:

Initial Index Value	:	1,294.413

Final Average Index Value	:	The arithmetic average of the closing values of the S&P 500 Index on the Index Valuation Dates

Index Valuation Dates	:	February 21, 2008, February 22, 2008 and February 25, 2008

Listing	:	None

CUSIP	:	61747S595

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$1.50 per Bear Market PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®” and “S&P 500 Index®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “PLUS” is our service mark. The Bear Market PLUS based on the S&P are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Bear Market PLUS.

Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006